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Exhibit 99.1

For more information contact: Luther Nussbaum Chairman and CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com
FOR RELEASE JUNE 2, 2003
Roy Ziegler EVP and General Manager Business Process Outsourcing First Consulting Group 562-624-5200 rziegler@fcg.com

First Consulting Group Acquires Coactive Systems Corporation

Acquisition Provides FCG With Platform for Business Process Outsourcing

        Long Beach, Calif. (June 2, 2003)—First Consulting Group, Inc., (FCG) (NASDAQ:FCGI) today announced the acquisition of Coactive Systems Corporation (Coactive) for an aggregate cash purchase price of approximately $638,000. Coactive is based in Nashville, Tennessee and provides inbound and outbound call center services (product marketing calls, physician referral and class registration, nurse advice, disease management, clinical trial screening, patient and physician satisfaction, patient eligibility and general information calls) through its proprietary software applications to the hospital and payer markets on an outsourced or ASP model basis.

        Luther Nussbaum, Chairman and CEO of First Consulting Group, said, "We are very excited to have Coactive join the FCG team. Business process outsourcing (BPO) is one of our top strategic initiatives and represents an important new potential growth engine for FCG. We believe that Coactive's established call center offerings and operating platform will provide FCG with a foundation to build our BPO practice. With its focus on our healthcare vertical market, Coactive is a strong fit for FCG."

        Roy Ziegler, EVP and General Manager of FCG's BPO group, added, "This acquisition gives us an operating platform to develop and grow our BPO initiatives over the next several years. We believe there is a good opportunity to leverage FCG's strong balance sheet, client base and sales force in healthcare to increase Coactive's current business and pursue larger transactions. Meanwhile, we believe we can leverage Coactive's know-how and processes to help create a global BPO delivery structure in combination with our offshore facilities in India and Vietnam."

        Coactive will operate as a wholly owned subsidiary of FCG. It will be fully integrated under the FCG brand and into the FCG solution-set for healthcare providers and payers, and for pharmaceutical, biotech and medical device companies.

Key Transaction Terms

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  FCG will pay a maximum of $638,000 in cash to the shareholders of Coactive in the merger.

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  $150,000 of the purchase price has been placed in escrow for a one-year period to satisfy indemnification claims, if any, for breaches by Coactive of the representations, warranties or covenants contained in the acquisition agreement.

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  FCG assumed approximately $1.5 million of outstanding debt of Coactive at the closing. FCG has repaid all outstanding amounts and therefore continues to have no long-term debt.

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  All Coactive option plans have been terminated and no options have been assumed in the transaction.

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  The transaction is expected to be neutral to FCG's earnings in 2003.

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  Carol Murdock, former CEO of Coactive, is serving as VP of Operations of FCG's Coactive subsidiary and key management and staff of Coactive have been retained as part of the operations.

About First Consulting Group

        FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. The firm's services increase clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

About Coactive Systems Corporation

        Coactive Systems Corporation provides contact center services and builds software customized for hospitals, health plans, and other healthcare organizations. Coactive's technology platform and software support multiple communication options—web/e-mail, phone, and voice automation—all designed to improve communication between healthcare organizations and their customers.

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This release contains forward-looking statements, including estimates of the future performance, value and profitability of Coactive and the potential of the markets to be served by Coactive and FCG as combined entities. These forward-looking statements involve known and unknown risks that may cause each of FCG's and Coactive's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. Some of the risks that should be considered include, among other things, (i) the ability of FCG to successfully integrate Coactive's operations; (ii) the contributions of Coactive to FCG's overall operations; (iii) whether the services offered by Coactive and FCG will achieve customer acceptance; (iv) whether the markets that Coactive and FCG expect to serve develop in a manner anticipated by the parties or as projected by analysts; (v) FCG's ability to build and manage a BPO service offering; (vi) other factors referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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First Consulting Group Acquires Coactive Systems Corporation Acquisition Provides FCG With Platform for Business Process Outsourcing